Exhibit 4.04

1st TERM ADDITIVE TO THE CONTRACT OF RCS SERVICES PROVISION

For this instrument particular and at better form in right, in one side:

I.   TIM SA, headquartered at Avenida [Avenue] João Cabral de Mello Neto, No. 850, Bl 01, Rooms 501 to 1208, Bairro [Neighborhood] Barra da  Tijuca, City and state of Rio de Janeiro, Zip code 22775-057, registered at the CNPJ under no. 02.421.421/0001-11 with  branch at Avenida Giovanni Gronchi, no. 7143, São Paulo – SP, henceforth referred simply as CONTRACTOR and

II.  ZENVIA MOBILE SERVIÇOS DIGITAIS SA, headquartered at Avenida Paulista, no.  2,300 – rooms 182 and 184, Bela Vista, São Paulo – SP, registered at the CNPJ/MF under nº 14.096.190/0001-05 , in this act represented as its Social Statute, henceforth denominated “ CONTRACTOR “;

being CONTRACTOR and CONTRACTOR jointly, per times, called “Parties” and individually called “Part”;

CONSIDERING:

i              that the Parties celebrated in November 25, 2021, the Contract Of RCS Services Provision ;

ii             that the Parties wish to extend the Contract validity term;

The Parties decided to celebrate this 1st Additive to the Contract (“Additive”), what it will be governed by following clauses and conditions:

CLAUSE FIRST

OF OBJECT

1.1.   The Parties decided to extend the Contract validity, and it must stay in force until August 01, 2023.

1.2.  At the sole discretion of the Parties, the Agreement may be automatically renewed for a single successive period of 12 (twelve) months, maintaining the same conditions set out therein, if none of the Parties manifest yourself in contrary until 30 (thirty) days before termination of term in validity indicated at Clause 1.1.

CLAUSE SECOND

PRICES AND CONDITIONS IN PAYMENT

2.1.  As a result of the term extension described above, the CONTRACTOR will pay the CONTRACTOR the amount described in Annex I – RCS A2P Commercial Table of the Contract. The values agreed are with all taxes included, and the conditions and payment deadline must be followed accordingly with Clause Seventh: Payment Form.

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CLAUSE THIRD

GENERAL

PROVISIONS

3.1.  This Additive comes into force on the date of its signature with all its effects retroactive to August 01, 2022, with the remaining clauses and conditions of the Agreement remaining unchanged and ratified now added that have not been expressly modified for the current Instrument.

3.2.  The Parties expressly recognize that all the provisions, terms and conditions of this Additive were fully negotiated and accepted by them with the due support of their legal advisors, and reflect the good faith of Parties at hiring that now consummate.

3.3.  The Parties declare that they are in good faith and that they are not acting in the interests of third parties foreign to this Addendum. This same principle will guide any situation not foreseen in this Addendum, the occurrence of an unforeseen event is not a reason for contractual termination, obliging the negotiation of omitted cases.

3.4.   TIM declares that the provisions of this Additive were clearly negotiated and in strictly observance to the Ethic Code, that is available at the TIM SA website ( http://ri.tim.com.br/).

3.5.  The Parties expressly recognize and consent to the veracity, authenticity, integrity, validity and effectiveness of this Additive in accordance with articles 104 and 107 of the Code Civil, signed by Parties in electronic format and/or through electronic certificates, including the ones that use certificates non-issued by ICP-Brasil, in the terms of art. 10, § 2nd, from the Provisional Measure no. 2,200-2, of August 24, 2001.

AND, for being jousting and hired, the parts, at presence of witnesses below, sign the current  Additive in two (2) copies with equal content and form, to produce the lawful and legal effects.

Rio de Janeiro, October 24, 2022.

TIM SA

[***]
CPF: [***]

ZENVIA MOBILE SERVICES DIGITAL AS

[***]
CPF: [***]

WITNESS

Name: [***]	Name: [***]
CPF: [***]	CPF: [***]

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